UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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MICREL, INCORPORATED
(Name of Registrant as Specified in Its Charter)

Obrem Capital Management, LLC
Obrem Capital (GP), LLC
Obrem Capital Offshore Master, L.P.
Obrem Capital (QP), L.P.
Andrew V. Rechtschaffen
Eric W. Gomberg
Keith R. Gollust
Keith M. Kolerus
Bill R. Bradford
Benjamin J. Goren

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The following is the text of a press release issued by Obrem Capital Management, LLC on May 6, 2008.

FOR IMMEDIATE RELEASE

OBREM CAPITAL WELCOMES GLASS LEWIS REPORT RECOGNIZING NEED FOR CHANGE AT MICREL

New York, May 6, 2008—Obrem Capital Management, LLC today welcomed a report by shareholder advisory service Glass Lewis recognizing the need for change at Micrel, Incorporated (NASDAQ: MCRL). In particular, Glass Lewis concluded that Micrel shareholders should be concerned with the Company’s stock price performance, and said that, “We find the Company’s stock price has generally underperformed its peers in recent years.”

Further, Obrem noted that Glass Lewis objected to the Board’s recent decision to institute a “poison pill plan” that Glass Lewis describes as “contrary to the interests of shareholders.” Accordingly, Glass Lewis has recommended shareholders vote AGAINST Micrel director David Conrath, and FOR the Obrem proposal regarding the redemption of the poison pill plan. According to Glass Lewis, “the board may benefit from the presence of a new independent director,” and “we believe that the removal of Mr. Conrath may provide the opportunity for a[n Obrem] nominee to be elected to the Board.”

Obrem observed, “Glass Lewis’ analysis clearly makes the case that Micrel’s stock has underperformed, and that management and the Board has reacted by enacting shareholder-unfriendly provisions, rather than focusing on what needs to be done to create shareholder value. However, we respectfully disagree with Glass Lewis’ decision at this time not to recommend for all of our director nominees, based partly on what it describes as Obrem not presenting ‘a substantive plan for improvement other than facilitating the sale of the company.’ We will shortly be providing further detail on Obrem’s turnaround plan for Micrel, in the event that a sale of the Company is not the value maximizing strategy for Micrel shareholders. We strongly believe that shareholders are better off with our independent nominees on the Board, and urge Micrel shareholders to vote the GOLD card for Shareholder Value at Micrel.”

Shareholders who have any questions about voting, or want more information, should contact Obrem’s proxy solicitors, Innisfree M&A Incorporated, toll free at 1.888.750.5834. Shareholders may also view Obrem’s definitive proxy statement, which was filed with the Securities and Exchange Commission on April 25, 2008.

Contacts:
Media	Investors
Jeremy Fielding/Lin Wu	Arthur Crozier
Kekst and Company	Innisfree M&A Incorporated
(212) 521-4800	(212) 750-5833

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